CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our reports dated February 11, 2003 relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of John Hancock Fundamental Value Fund and John Hancock Strategic Growth Fund (each a portfolio of John Hancock Investment Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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February 27, 2004